Exhibit 10.35

IN THE CITY OF CHIHUAHUA, CHIHUAHUA THIS 22 TWENTYSECOND DAY OF APRIL 2013 TWO THOUSAND THIRTEEN, BEFORE ME, NORBERTO BURCIAGA CAZARES, NOTARY PUBLIC NUMBER SEVEN, FOR THE JUDICIAL DISTRICT OF MORELOS, STATE OF CHIHUAHUA, APPEARING AS A FIRST PARTY CORPORCACIÓN AMERMIN SOCIEDAD ANONIMA DE CAPITAL VARIABLE, DULY REPRESENTED BY ITS LEGAL REPRESENTATIVE MR. RAMIRO TREVIZO GONZÁLEZ, HEREINAFTER REFERED TO AS THE ASSIGNOR AND AS A SECOND PARTY, COEUR MEXICANA, SOCIEDAD ANONIMA DE CAPITAL VARIABLE DULY REPRESENTED BY ITS LEGAL REPRESENTATIVE MR. CASTULO MOLINA SOTELO, ENGINEER HEREINAFTER REFERED TO AS THE ASSIGNEE, ENTER INTO A CONTRACT OF ASSIGNMENT OF RIGHTS AGREEMENT FOR THE TITLE RIGHTS OF MINING CONCESSIONS IN ACCORDANCE TO THE FOLLOWING STATEMENTS AND CLAUSES:

:

D E C L A  R A T I O N S

I.- THE ASSIGNOR declares though its representative and under oath to tell the truth, that:

a)            It is a mining company incorporated under the laws of the United Mexican States, as evidenced by legal instrument number 9,311 dated August 9, 1995, granted before Mr. Jose R. Miller Hermosillo, Notary Public number 2, in legal the district of Morelos, Chihuahua, and which first copy has been registered in the Public Registry of Commerce in such legal district under mercantile electronic folio number 21164*10; and whose corporate purpose includes, among others, the exploration and/or exploitation of minerals or substances which are subject to the Mining Law;

b)            Its representative has been duly authorized to bind it under the terms of this agreement, as evidenced by legal instrument number 22,503, dated June 12, 2008, granted by Ms. Elsa Ordonez Ordonez, who at that time was a paralegal in the office of the Notary Public No. 28, in the Legal District of Morelos, State of Chihuahua, acting as Notary Public, in absence of the owner, Mr. Felipe Coloma Castro, power that to this date has not been restricted, limited, suspended or revoked in any manner whatsoever;

c)            That it is duly registered before the Tax Payers Registry as evidenced by Taxpayer’s Identification Document CAM 950810 K77, with its legal domicile in Calle California #5101 Interior 206, Hacienda Santa Fe, Ciudad de Chihuahua, State of Chihuahua, having fully complied up to date with the payment of all its tax and duties obligations according to the current applicable tax legislation;

d)            It’s the sole and legitimate holder of 100% (one hundred percent) of the rights deriving from the mining concessions (hereinafter the ”CONCESSIONS”) that cover the lots located in the Municipality of Guazapares, Chihuahua, same which are described below:

NAME OF LOT	TITLE NUMBER	DATE OF ISSUANCE	AREA
La Curra	222319	24/06/ 2004	37.6593
Sulema No. 2	191332	19/12/ 1991	15.8280
La Currita	223292	24/11/ 2004	13.6805
El Rosario	185236	28/02/ 1989	10.9568

e)            It has not entered into any other promise or option or exploration and/or exploitation agreement, royalty or mineral sale or of any other nature concerning the CONCESSIONS;

f)            Prior to the execution of this agreement, there are no debts and/or outstanding payments to the Ejidos, Agrarian Communities, Landowners and/or any third party for the Temporary Occupation of the common use ejido lands where the CONCESSIONS are located.

As evidence of the foregoing, attached to the notarial book of this Notary, as exhibit “ONE”, certified of the certification  issued by the Ejido Guazapares from the Municipality with same name, State of Chihuahua, issued on April 12, 2013 by the Ejido Commissary.

Likewise, the landmarks indicating the starting point of the CONCESSIONS are in good condition, were built, in their time, according to the legal provisions of the Mining Matters Public Services Manual and the Mining Law Regulations;

g)            The CONCESSIONS were seized by the Tax Administration Service, as a result of a tax credit owed by the ASSIGNOR, reason for which on June 22, 2011 a marginal annotation of seizure was made in the Public Registry of Mining (“RPM”);

h) Since the tax credit that caused the seizure annotation over the CONCESSIONS was fully paid by the ASSIGNOR, including the corresponding up-dating and surcharges, the Tax Administration Service, by means of the Local Tax Collection Administration in Chihuahua, and through legal notice number   400-32-00-03-01-2012-2454, dated April 19, 2012, instructed the RPM to cancel such seizure, so the administrative authority proceeded to the cancellation of such annotation;

i)            There are several constructions and buildings over the surface lands that cover the CONCESSIONS, which are considered as included in this agreement, same which were already built when the ASSIGNOR acquired such CONCESSIONS and of which it has the possession.

j)            The equipment described as follows is located in the surface lands that cover the CONCESSIONS: a 5 x 10 ball mill; a bowl pump; a pumping column; as well as an internal combustion diesel engine and a lot of 4” galvanized steel pipe with a length of approximate 1,300 meters, same which are the sole property of the ASSIGNOR and are not part or are included in this agreement.

k)            On February 12, 2009, the ASSIGNOR began an ordinary civil suit before the Second Court of the Judicial District of Morelos, in the City of Chihuahua, State of Chihuahua, with file number 267/2009 against  the following persons: Javier Rascon Rascon, Ruben Walterio Rascon Tapia, Cesar Rascon Rascon, Planet Gold, S.A. de C.V. (today Coeur Mexicana, S.A. de C.V.), the Public Registry of Mining, the General Director of Mines and Armando Herrera Acosta, Notary Public number 12 in Chihuahua; in relation to the rights derived from the mining concession known as “La Estrella”, title number 189692, with a surface of 59.5863 hectares, located in the Municipality of Chinipas, State of Chihuahua, same which it is currently is pending in that court.

l)            On the date of execution of this document, it does not own, nor has it owned, nor it is the titleholder or has been the titleholder, during the five calendar years previous to the execution of this agreement, of any other mining concession in addition to the CONCESSIONS subject matter of the present agreement, therefore the total surface area of the concessions that the titleholder owns do not cover nor exceeds one thousand hectares, reason for which, in accordance with article 63 last paragraph of the Mining Law Regulation, it is considered as having submitted all verifying reports concerning the execution of mining works.

m)            As of this date, the payment of the corresponding mining duties related to the CONCESSIONS, is up to date as evidenced by the payment detailed account which in a certified copy is attached to the Notarial book of this Notary, jointly identified with number “TWO”.

n)            As of this date, the CONCESSIONS have fully complied with all its obligations relating to environmental matters, there is no impediment, claim, liability, or risk that may limit the execution of the mining works in the CONCESSIONS, nor has it received any official notice or requirements or conditioning from any environmental authority for the execution of the exploration and/or exploitation works carried out directly in the CONCESSIONS; likewise, to the ASSIGNOR’S best knowledge, same has not received any official notice or requirement or conditioning from any environmental authority for the execution of the exploration and/or exploitation works carried out directly in the CONCESSIONS by the ASSIGNOR.

ñ)            It desires to assign 100% (one hundred percent) of the rights and obligations on the CONCESSIONS described in paragraph d) of this declaration to the ASSIGNEE, free of any charge or lien, under the terms and conditions herein set forth.

II.- The ASSIGNEE  declares, through its representative and under oath to tell the truth, that:

a)            It is a mining company incorporated under the laws of the United Mexican States, under the original name of Planet Gold, S.A. de C.V. as evidenced by legal instrument number 5,557, dated May 7, 2003, granted before Mr. Ramon Enrique Bastidas Angulo, Notary Public number 88, in the City of Culiacan Rosales, State of Sinaloa, and which first original has been registered in the Public Registry of Commerce in the City of Chihuahua, Chihuahua under number 9, page 14, Volume 198, book one; changing its name to Coeur Mexicana, S.A. de C.V. as evidenced by legal instrument number 1,876 (one thousand eight hundred seventy six) dated November 4, 2008, granted before Mr. Antonio Lopez Aguirre, Notary Public number 250, in Mexico City Federal District; , which has been registered in the Public Registry of Property and Commerce in Chihuahua, Chihuahua under mercantile electronic folio number 17514*10, on January 7, 2009; and whose corporate purpose includes, among others, the exploration and/or exploitation of minerals or substances which are subject to the Mining Law;

b)            Its representative, as evidenced by legal instrument number 1,876, described in the previous paragraph, has been duly authorized to bind it under the terms and conditions of this agreement, power that to this date has not been restricted, limited, suspended or revoked in any manner whatsoever;

c)            That it has been duly registered before the Tax Payers Registry as evidenced by Taxpayer’s Identification Document CME030507A29, with its legal domicile in Avenida Valle Escondido No. 5500-401, E2, Punto Alto, Desarrollo El Saucito, Chihuahua, State of Chihuahua, having fully complied up to date with the payment of all its tax and duties obligations according to the current applicable tax legislation;

d)            Its wish is to acquire on onerous title the rights and obligations derived from the CONCESSIONS, under the terms and conditions described herein, therefore through the signature of this instrument it declares that as from the date of execution of this agreement it will comply with all the obligations set forth by the Mining Law and its Regulation; and

e)            That it knows and is aware that the ASSIGNOR is not the owner of the ejido surface lands where the CONCESSIONS are located, and it recognizes that the ASSIGNOR cannot nor can be obligated to guarantee the free and/or full access to them.

f)            It is its wish to acquire from the ASSIGNOR 100% (one hundred percent) of the rights derived from the CONCESSIONS described in paragraph d) of Declaration I above, under the terms and conditions set forth in this agreement.

g)            That during the time in which the Option Agreement mentioned in the declaration included in section III, paragraph a) hereinafter, was in force, the ASSIGNEE was the sole responsible of all and each one of the activities developed in the CONCESSIONS.

III.- The ASSIGNOR and the ASSIGNEE, by means of their respective representatives declare under oath to tell the truth, that:

a)            On December 29, 2008 they entered into an option agreement between them in relation to the CONCESSIONS subject matter of this contract (hereinafter the “Option Agreement”), same which was signed and ratified before Ms. Elsa Ordoñez Ordonez, acting as Notary Public in absence ot he owner of Notary Public number 28, in the Legal District of Morelos, State of Chihuahua.

b)            The abovementioned OPTION AGREEMENT was terminated by common agreement of both parties on May 13, 2009.

Given the foregoing Declarations, the arties agree on the following:

C L A U S E S

FIRST.- PURPOSE

The ASSIGNOR hereby assigns in onerous title in favor of the ASSIGNEE, which acquires 100% (one hundred percent) of the CONCESSIONS described in paragraph d) declaration I hereinabove, free from any charge, lien or legal impediment.

SECOND.- PRICE

As consideration of the assignment of the CONCESSIONS subject matter of this agreement, the ASSIGNEE has the obligation to pay to the ASSIGNOR the amount of $2’200,000.00 USD (two million two hundred thousand 00/100 dollars, legal currency of the United States of America), plus the corresponding value added tax (“IVA”) equivalent to $352,000.00 USD (three hundred and fifty two thousand 00/100 dollars, legal currency of the United States of America), amounts that in total sum $2’552,000.00 (two million five hundred and fifty two thousand 00/100 dollars, legal currency of the United States of America), and the ASSIGNEE pays to the ASSIGNOR at the moment of signature and ratification of this agreement before Notary Public, through the delivery of a check issued by the ASSIGNEE.

THIRD.- The parties agree that the ASSIGNEE shall use the amount of $50,000.00 (fifty thousand 00/100 dollars, legal currency of the United States of America), to carry out the necessary activities, in its case, for the environment restoration, repair and/or rehabilitation  of the site where the CONCESSIONS are located and which have been affected by the mining exploration, exploitation and/or beneficiation works carried out only and exclusively by the ASSIGNOR. Such activities must take place within a period of 9 (nine) months, as from the date of execution of this agreement, once this term elapses, the ASSIGNEE, in its case, shall restore to the ASSIGNOR any amount not used to carry out the environmental activities mentioned above, for which the ASSIGNEE shall deliver a report to the ASSIGNOR identifying all remedy works.

In case the environmental remedy works in the site where the CONCESSIONS are located, caused by the works carried out by the ASSIGNOR require a larger investment than the one mentioned in the above paragraph, the ASSIGNEE shall disburse such expenses, and the ASSIGNOR will not have the obligation to reimburse same to the ASSIGNEE.

On the contrary, if there is any surplus in the amount mentioned in the first paragraph of this clause, the ASSIGNEE shall deliver such amount to the ASSIGNOR within 30 (thirty) calendar days following the date of the first anniversary of the execution of this agreement, with the understanding that the amounts to be returned to the ASSIGNOR shall cause a 4% (four percent) monthly interest on outstanding balances, until the whole amount has been completely paid.

It is expressly understood that if by the end of the 9 (nine) months period after the signature of this contract, it can be proved or concluded that no environmental restoration, repair and/or rehabilitation in the site is necessary due to the works carried out by the ASSIGNOR, then the ASSIGNEE will have the obligation to return the total amount of $50,000.00 (fifty thousand 00/100 dollars, legal currency of the United States of America), to the ASSIGNOR within 30 (thirty) calendar days as from the end of the 9 (nine) months period granted to the ASSIGNEE to present its report.

The amount mentioned in this clause is not part of the assignment of rights, object of this agreement and its temporality is not conditioned and will not affect the assignment of rights of the CONCESSIONS in favor of the ASSIGNEE, being expressly understood that same amount will be the maximum amount for which the ASSIGNOR will be responsible in relation to environmental matters; the above regardless of any other provision to the contrary.

FOURTH.- PROOF OF PAYMENT

The ASSIGNOR has the obligation to issue some kind of proof of payment in favor of the ASSIGNEE, a receipt or invoice that must comply with the requirements set forth in the applicable current tax legislation at the moment of signature of this agreement.

FIFTH.- TAX OBLIGATIONS

The PARTIES will be individually responsible for the payment of taxes that, in each case, they are entitled in order to comply with the terms and conditions of this contract, and in accordance with the applicable current tax legislation, having the obligation to hold the other party free and clear of any tax liability that could be attributed in violation to this clause by the competent authorities.

SIXTH.- LIABILITY BEFORE THIRD PARTIES

The ASSIGNOR has the obligation to hold the ASSIGNEE free and clear from any claim, lawsuit, dispute, complaint and/or administrative procedure, or criminal proceeding, including without limitation to those related with labor relationships between the ASSIGNOR and its employees, with the owners of the surface lands, those generated by any natural or legal person, by any government authority against the ASSIGNOR and/or its executives, directives, employees or agents, caused directly by acts of the ASSIGNOR or its contractors before the date of execution of this agreement, understanding that, if it doesn’t act immediately in defense of the ASSIGNEE this will carry out all necessary actions for its own defense.

All expenses and costs that the ASSIGNEE should have to disburse on this concept, must be repaid by the ASSIGNOR as soon as it is required by means of a written notice in terms of Clause Eleventh of this Agreement, the ASSIGNOR must reimburse such expenses to the ASSIGNEE within a period of 60 (sixty) calendar days as from the date of delivery of notice, understanding that the amounts claimed will cause a 4% (four percent) monthly interest on outstanding balances, until such amount are fully paid, and providing this is definitively solved in accordance to that set forth in Clause Sixteenth of this Agreement.

SEVENTH.- OTHER OBLIGATIONS OF THE ASSIGNOR

The ASSIGNOR has the obligation to remove from the surface lands where the CONCESSIONS are located, all the machinery and equipment described in Declaration I paragraph j) above, within a period no longer than 90 (ninety) calendar days as from the Date of Payment of the total price of this agreement, at the exclusive cost and risk of the ASSIGNOR, after which, if no such removal has happened, the ASSIGNEE will have the right to dispose of them as better it seems fit without the need to pay for them or indemnify the ASSIGNOR. The ASSIGNEE will not be responsible for the storage and custody of the machinery and equipment described above, same which must be done by the ASSIGNOR.

In addition, the ASSIGNOR at the moment of execution of this contract, shall sign a waiver in which it withdraws from the attempted action in the lawsuit that is being held in the Civil Second Court in the Judicial District of Morelos, in the City of Chihuahua, State of Chihuahua, under file case number 267/2009, against the following persons: Javier Rascon Rascon, Ruben Walterio Rascon Tapia, Cesar Rascon Rascon, Planet Gold, S.A. de C.V. (today Coeur Mexicana, S.A. de C.V.), the Public Registry of Mining, the General Director of Mines and Armando Herrera Acosta, Notary Public number 12 in Chihuahua; who are all the defendants, for which it must simultaneously ratify such waiver before Notary Public and the aforementioned court, with the obligation present the withdrawal waiver within a period of 3 (three) calendar days.

In order to have greater certainty of the contents of the waiver to be signed, the parties agree that this waiver is exactly the same as the one attached to this document as Schedule 3.

EIGHTH.- OBLIGATIONS OF THE ASSIGNEE

The ASSIGNEE has the obligation, as from the Date of Payment, to present exploration and/or exploitation proof of assessment work reports; production, benefit and final destination of minerals statistic reports to the Regulatory General Direction of Mines, according to that set forth in the Mining Law and its Regulation, as well as pay all mining duties mentioned in articles 262, 263, 264 and 266 of the Federal Law of Duties, providing that all the obligations agreed to in the present agreement have been fulfilled in their entirety.

NINTH.- NOTICES

All the notices and communications of the parties that shall or must be delivered under this Agreement shall be in writing and will be delivered (i) through personal delivery or (ii) through an internationally known courier company, or (iii) through certified mail sent to the following domiciles, unless the parties should designate any other:

THE ASSIGNEE: COEUR MEXICANA, S.A. DE C.V.
Avenida Valle Escondido No. 5500-401, E2, Punto Alto, Desarrollo El Saucito, Chihuahua, Chihuahua.

Atention: Ing.Castulo Molina Sotelo

phone: 614-2363800
e-mail: cmolina@coeur.com

THE ASSIGNOR:
CORPORACION AMERMIN,
S.A. DE C.V.

Calle California No. 5101-206
Edificio Vertice
Col. Hacienda de Santa Fe,
Chihuahua, Chihuahua.
Atention: Ing.Ramiro Trevizo Ledezma

phone: 614 200 8284
e-mail: rtrevizoj@americanmetalmining.com

The parties at any time can change the domiciles above mentioned, provided that they notify it in writing to the other party.

TENTH.- The expenses for its registration in the Public Registry of Mining, which will be in charge of the ASSIGNEE, committing itself to carry out this procedure immediately after granting the agreement, in accordance with the provisions set forth in article 78 of the Mining Law Regulations.

ELEVENTH.- ENTIRE AGREEMENT

This agreement constitutes the entire agreement and understanding between the ASSIGNOR and the ASSIGNE and supersedes  and replaces any negotiations, declarations, agreements, previous undertandings, oral or written between the PARTIES, in relation with the object of same.

TWELFTH.- HEADINGS OF CLAUSES

The parties acknkwledge that the headings or titles of the clauses in which this agreement is divides have been included only with the purpose to facilitate the reading of this document, therefore they lack any interpretative or vinculative value, and will be used only for reference purposes.

THIRTEENTH.- LANGUAGE OF THE AGREEMENT

In case this contract has been translated to other languages, the one written in Spanish will prevail.

FOURTEENTH.- SANITATION IN CASE OF EVICTION

The ASSIGNOR has the obligation to respond to the ASSIGNEE of the sanitation in case of eviction from the CONCESSIONS according to that set forth in article 2283, Fraction III of the Federal Civil Code.

FIFTEENTH.-  MODIFICATIONS

The terms and conditions set forth in this instrument can only be modified by virtue of the subscription of amending covenants between the parties.

Such covenants must be attached as copy schedules of this agreement, in order to obtain a complete interpretation of the terms and conditions agreed by the PARTIES.

SIXTEENTH.- ARBITRATION

All issues, differences or conflicts arising between the parties and that may arise on the occasion of the present agreement or relating to the interpretation if the same, shall be settled through arbitration that will be carried out in accordance with the provisions and rules of the commercial arbitration (the “Rules”) of the American Arbitration Association.

Procedure for the Arbitration:

The arbitration procedure referred to  in this clause shall be governed by the following:

a)	The party that is on one side of the dispute (the "Disputed Party") must submit a notice (the "Notice of Dispute") which specifies the nature of the dispute to the other party.

b)
The party that this on the other side of the dispute (the "Defendant”) shall, within the term of 14 (fourteen) calendar days subsequent to the receipt of a Notice of Dispute, contact the Disputed Party to try to solve this dispute.

c)
If within 30 (thirty) calendar days, the parties have not reached any agreement with respect to the controversy, the Disputed Party may submit a Claim before the American Arbitration Association in accordance with the Rules.

d)	The arbitration will be conducted by three arbitrators which shall be appointed as follows:

(i)	The Disputed Party shall appoint one arbitrator;
(ii)	The Defendant shall appoint other arbitrator; and
(iii)	Both arbitrators appointed by the Parties shall appoint a third arbitrator within 15 (fifteen) days of their appointment.

e)
The decision of the majority of these arbitrators will be issued within a period of 30 (thirty) calendar days once the third arbitrator has been appointed. The arbitration expenses will be divided equally between the parties.

If any of the parties in dispute does not appoint an arbitrator under the terms of this agreement and within the allowed limit of time they do not issue the arbitration, the appointed arbitrator can settle the dispute. The arbitration decision or that of the majority of the arbitrators, as the case may be, shall be conclusive and obligatory between the parties. The place of the arbitration shall be Dallas, Texas, in the United States of America.

SEVENTEENTH.- ASSIGNEES
This agreement obliges and benefits the heirs and assignees of the ASSIGNOR and the ASSIGNEE.

EIGHTEENTH.-  WAIVER

No waiver of any provision of this agreement shall be valid unless duly agreed in writing signed by the legal representatives of the signing Parties, with sufficient powers to do so.

The PARTIES acknowledge having obtained sufficient legal advice regardless of having read and understood the legal effects and duration of this contract.

THE ASSIGNOR:
Corporacion Amermin, S.A. de C.V.

_______________________
By: Ramiro Trevizo Gonzalez
General Representative